Exhibit (j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus in Pre-Effective Amendment No. 3 to the Registration Statement (Form N-1A, Registration No. 333-237048) of Datum One Series Trust, and to the incorporation by reference of our reports dated November 20, 2019 and February 26, 2020, included in the Annual Reports to Shareholders of FPA Paramount Fund, Inc. and FPA International Value Fund as of and for the years ended September 30, 2019 and December 31, 2019, respectively.

/s/ Ernst & Young LLP

Los Angeles, California

August 20, 2020